Exhibit 99.1

For Immediate Release Media Relations Contact David Tovar 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498
Pre-recorded conference call 800-778-6902 (U.S. and Canada) 585-219-6420 (All other countries)

Walmart reports Q1 EPS of $1.09, above guidance;

Walmart U.S. and Sam’s deliver positive comp sales above guidance;

Walmart International grows operating income 21.2 percent

Q1 highlights:

•

Walmart reported first quarter diluted earnings per share from continuing operations of $1.09, which is above guidance of $1.01 to $1.06. This compares to $0.98 per share from continuing operations last year.

•	Walmart U.S. comparable store sales rose 2.6 percent in the 13-week period ended April 27, 2012, both traffic and ticket were positive. Walmart U.S. comp sales guidance was flat to two percent.

•	Sam’s Club comparable sales, without fuel, increased 5.3 percent for the same 13-week period. Sam’s Club comp sales guidance, without fuel, was three to five percent.

•	Walmart International grew net sales 15.0 percent. Constant currency net sales were up 10.9 percent.

•	Consolidated net sales were $112.3 billion, an increase of 8.6 percent from last year. Currency exchange rate fluctuations had a negative impact on sales of approximately $800 million.

•	The company leveraged operating expenses for the quarter.

•	Consolidated operating income was $6.4 billion, up 8.3 percent from last year. Walmart International operating income was $1.3 billion, up 21.2 percent from last year’s results.

•	Walmart ended the first quarter with free cash flow of $3.1 billion[1].

•	During the quarter, the company returned $2.9 billion to shareholders through dividends and share repurchases.

•	Return on investment (ROI) for the trailing 12 months ended April 30, 2012 was 18.1 percent[1].

BENTONVILLE, Ark., May 17, 2012 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the quarter ended April 30, 2012. Net sales for the first quarter of fiscal 2013 were $112.3 billion, an increase of 8.6 percent from $103.4 billion in the first quarter last year. Net sales for this quarter included a negative currency exchange rate impact of approximately $800 million.

[1]	See additional information at the end of this release regarding non-GAAP financial measures.

Membership and other income increased 3.2 percent, excluding $51 million from the sale of an investment owned by Walmart Chile during the prior year’s quarter.

Income from continuing operations attributable to Walmart for the quarter was $3.7 billion, up 9.2 percent from the first quarter last year. Diluted earnings per share from continuing operations attributable to Walmart (EPS) for the first quarter of fiscal 2013 were $1.09. By comparison, last year’s EPS were $0.98. The company had several pre-tax items in the first quarter of last year that netted to a $0.01 benefit to EPS.

Strong earnings performance

“We are very pleased that Walmart delivered earnings and comparable sales above guidance for the first quarter. Despite a negative impact from currency, we grew sales and operating profit over last year,” said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer. “Our overall performance reflects the success of Walmart’s business model: driving the productivity loop, leveraging expenses and investing in price leadership. We believe that the momentum throughout our business positions us very well for the rest of the year.”

Duke highlighted the successful performance of the company’s three operating segments.

“In a highly competitive retail environment, Walmart U.S. is increasing price separation across categories and driving increased traffic to both the grocery and general merchandise areas of our stores. That strategy was reflected in the 2.6 percent comp,” said Duke. “Customers count on us for one-stop shopping and our merchandising priorities are aligned with that in mind. Walmart U.S. also grew operating income faster than sales this quarter.

“Sam’s Club is off to a great start this year, with continued strength in traffic and ticket,” Duke continued. “Membership engagement scores are at record highs, membership income is growing, and renewals and upgrades are strong.

“Walmart International delivered strong sales growth in the first quarter and operating income grew faster than sales, increasing more than 20 percent,” said Duke. “We are very focused on improving profitability and returns, and with greater transitions to everyday low price in more markets, we have stronger customer traffic, which contributed to net sales growth.”

The company leveraged operating expenses for the first quarter, delivering on its commitment to reduce costs and improve productivity.

“Powered by Walmart remains a competitive advantage,” said Duke. “We’re sharing best practices on global business processes to improve inventory management and labor scheduling to maximize product availability on the shelf. Our ability to continually find ways to reduce expenses and improve associate productivity means we can pass on those savings to customers.”

Returns and Guidance

Walmart ended the first quarter with strong free cash flow of $3.1 billion1, compared to a negative $415 million1 from the previous year. ROI for the trailing 12 months ended April 30, 2012 was 18.1 percent1, compared to 18.5 percent1 for the prior year. ROI was negatively impacted by capital expenditures and acquisition-related activities, partially offset by positive currency exchange rate fluctuations.

[1]	See additional information at the end of this release regarding non-GAAP financial measures.

“We remain committed to returning value to shareholders,” said Charles Holley, executive vice president and chief financial officer. “In March, our board declared an annual dividend of $1.59 per share for this fiscal year, approximately a 9 percent increase over the previous year’s per share dividend. We returned $2.9 billion to our shareholders during the first quarter through dividends and share repurchases.”

“Based on our current trend in performance, along with seasonal impacts and the current economic and sales environment, we expect second quarter fiscal 2013 diluted earnings per share from continuing operations to range between $1.13 and $1.18. This compares to last year’s second quarter reported EPS of $1.09,” said Holley. “We are committed to continued sales momentum. Expense leverage will continue to be a key focus as it drives both growth and returns.”

Operating Segment Details and Analysis

Net sales results

Net sales, including fuel, were as follows (dollars in billions):

	Three Months Ended
	April 30,
			Percent
	2012	2011	Change
Net Sales:
Walmart U.S.	$66.341	$62.669	5.9%
Walmart International	32.077	27.905	15.0%
Sam’s Club	13.854	12.841	7.9%

Total Company	$112.272	$103.415	8.6%

Constant currency consolidated net sales increased by 7.5 percent to $111.2 billion for the quarter.

Walmart International reported net sales of $32.1 billion, including acquisitions of $1.9 billion and negative currency exchange rate fluctuations of approximately $800 million. Therefore, constant currency net sales of $31.0 billion increased 10.9 percent from the prior year. Brazil, Mexico and the U.K. had the strongest overall sales growth for the first quarter.

Net sales for Sam’s Club, excluding fuel, grew to $12.1 billion, an increase of 7.1 percent from last year’s first quarter results. Sam’s membership income for the first quarter increased 2.0 percent over last year.

Segment operating income

Segment operating income was as follows (dollars in billions):

	Three Months Ended
	April 30,
	2012	2011	Percent Change
Segment Operating Income:
Walmart U.S.	$5.033	$4.657	8.1%
Walmart International	1.319	1.088	21.2%
Sam’s Club	0.490	0.455	7.7%

Consolidated operating income for the first quarter, which includes unallocated corporate overhead, was $6.4 billion, up 8.3 percent from last year. Excluding the $50 million of net pre-tax items realized in last year’s first quarter, consolidated operating income was up 9.2 percent. On a constant currency basis, consolidated operating income rose 8.6 percent to $6.4 billion.

Walmart U.S. operating income grew 8.1 percent for the quarter, due primarily to higher sales, aided by our price investment strategy, our continued focus on productivity and expense management. Walmart U.S. leveraged expenses for the quarter.

Walmart International reported operating income that included a negative impact from currency exchange rate fluctuations of $50 million for the first quarter. Constant currency operating income increased to $1.3 billion for the first quarter. Walmart International’s operating expenses grew slower than sales.

Sam’s Club operating income for the first quarter increased 7.7 percent. The impact of fuel was minimal.

U.S. comparable store sales review and guidance

The company reported U.S. comparable store sales based on its 13-week retail calendar periods ended April 27, 2012 and April 29, 2011, as follows:

	Without Fuel		With Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	04/27/12	04/29/11	04/27/12	04/29/11	04/27/12	04/29/11
Walmart U.S.	2.6%	-1.1%	2.6%	-1.1%	0.0%	0.0%
Sam’s Club	5.3%	4.2%	6.2%	8.5%	0.9%	4.3%

Total U.S.	3.0%	-0.3%	3.2%	0.4%	0.2%	0.7%

During the 13-week period, both traffic and ticket rose for Walmart U.S. All merchandise units delivered comparable sales growth for the quarter, with the exception of entertainment, which continues to experience price deflation.

“Our strategy is clear. Our merchants are focused on increasing sales through the right assortment at the right time and for the lowest price,” said Bill Simon, Walmart U.S. president and chief executive officer. “We will continue to invest in price to lower costs for our customers by enhancing leverage initiatives and managing expenses.”

For the 4-5-4 period from April 28, 2012 through July 27, 2012, Walmart U.S. expects comparable store sales to range from one percent to three percent. The Walmart U.S. 13-week comp for last year’s second quarter declined 0.9 percent.

For Sam’s Club, comparable traffic and ticket, excluding fuel, increased for both Business and Advantage members for the 13-week period.

“Sam’s Club provides quality merchandise at the best price in a clean and efficient shopping environment. Clearly, our first quarter results show that this strategy is resonating with members,” said Rosalind Brewer, Sam’s Club president and chief executive officer. “We have great summer events planned that will create excitement and drive traffic to the clubs in the second quarter.”

Sam’s Club expects comp sales, without fuel, for the current 13-week period, to increase between four percent and six percent. Last year, Sam’s Club comp, without fuel, for the second quarter comparable 13-week period rose 5.0 percent.

Both Walmart U.S. and Sam’s Club will report comparable sales for the 13-week period on Aug. 16, when the company reports second quarter results.

Notes

For the purpose of determining our constant currency results, we calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior period’s currency exchange rates. The impact of acquisitions is excluded from the calculation until the acquisitions are included in both comparable periods.

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 800-778-6902, or 585-219-6420 outside the U.S. and Canada. Information included in this release, including reconciliations, and the pre-recorded phone call are available in the investor information area on the company’s website at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. (NYSE: WMT) serves customers and members more than 200 million times per week at 10,231 retail units under 69 different banners in 27 countries. With fiscal year 2012 sales of $444 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://www.walmartstores.com.

Forward-Looking Statements

This release contains statements as to Walmart management’s forecast of the company’s earnings per share for the fiscal quarter to end July 31, 2012 (and certain assumptions underlying such forecast), management's expectations regarding the comparable store sales of the Walmart U.S. segment and comparable club sales, excluding fuel, of the Sam’s Club segment of the company for the 13-week period from Apr. 28, 2012 through Jul. 27, 2012, and management’s expectations that expense leverage will continue to be a key focus for the company, that the company’s Walmart U.S. segment will continue to invest in price to lower costs for its customers by enhancing leverage initiatives and tightly managing expenses and that the company’s Sam’s Club segment has great summer events planned that will create excitement and drive traffic to the clubs in the three months to end July 31, 2012, that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. Those statements can be identified by the use of the word or phrase “expect,” “expects,” “guidance,” “will continue,” “will create,” and “will … drive ” in the statements or relating to such statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including: general economic conditions; economic conditions affecting specific markets in which we operate; competitive pressures; inflation and deflation; consumer confidence, disposable income, credit availability, spending patterns and debt levels; the seasonality of Walmart’s business and seasonal buying patterns in the United States and other markets; geo-political conditions and events; weather conditions and events and their effects; catastrophic events and natural disasters and their effects on Walmart’s business; public health emergencies; civil unrest and disturbances and terrorist attacks; commodity prices; the cost of goods Walmart sells; transportation costs; the cost of diesel fuel, gasoline, natural gas and electricity; the selling prices of gasoline; disruption of Walmart’s supply chain, including transport of goods from foreign suppliers; trade restrictions; changes in tariff and freight rates; labor costs; the availability of qualified labor pools in Walmart’s markets; changes in employment laws and regulations; the cost of healthcare and other benefits; casualty and other insurance costs; accident-related costs; the cost of construction materials; the availability of acceptable building sites for new stores, clubs and facilities; zoning, land use and other regulatory restrictions; adoption of or changes in tax and other laws and regulations that affect Walmart’s business, including changes in corporate tax rates; developments in, and the outcome of, legal and regulatory proceedings to which Walmart is a party or is subject; currency exchange rate fluctuations; changes in market interest rates; conditions and events affecting domestic and global financial and capital markets; and other risks. The company discusses certain of these factors more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company’s other filings, including its current reports on Form 8-K, made with the SEC through the date of this release. The company urges readers to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and Walmart undertakes no obligation to update them to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.

Consolidated Statements of Income

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended April 30,
(Amounts in millions except per share data)	2012	2011	Percent Change
Revenues:
Net sales	$112,272	$103,415	8.6%
Membership and other income	746	774	-3.6%

Total revenues	113,018	104,189	8.5%

Cost of sales	85,186	78,177	9.0%
Operating, selling, general and administrative expenses	21,445	20,116	6.6%

Operating income	6,387	5,896	8.3%

Interest:
Debt	503	491	2.4%
Capital leases	70	71	-1.4%
Interest income	(38)	(44)	-13.6%

Interest, net	535	518	3.3%

Income from continuing operations before income taxes	5,852	5,378	8.8%

Provision for income taxes	1,958	1,800	8.8%

Income from continuing operations	3,894	3,578	8.8%
Loss from discontinued operations, net of tax	—	(28)	-100.0%

Consolidated net income	3,894	3,550	9.7%
Less consolidated net income attributable to noncontrolling interest	(152)	(151)	0.7%

Consolidated net income attributable to Walmart	$3,742	$3,399	10.1%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$3,894	$3,578	8.8%
Less consolidated net income attributable to noncontrolling interest	(152)	(151)	0.7%

Income from continuing operations attributable to Walmart	$3,742	$3,427	9.2%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$1.10	$0.98	12.2%
Basic loss per common share from discontinued operations attributable to Walmart	—	(0.01)	-100.0%

Basic net income per common share attributable to Walmart	$1.10	$0.97	13.4%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$1.09	$0.98	11.2%
Diluted loss per common share from discontinued operations attributable to Walmart	—	(0.01)	-100.0%

Diluted net income per common share attributable to Walmart	$1.09	$0.97	12.4%

Weighted-average common shares outstanding:
Basic	3,409	3,497
Diluted	3,425	3,513

Dividends declared per common share	$1.59	$1.46

Wal-Mart Stores, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

SUBJECT TO RECLASSIFICATION

	April 30,	January 31,	April 30,
(Amounts in millions)	2012	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$8,117	$6,550	$9,400
Receivables, net	5,574	5,937	4,785
Inventories	41,284	40,714	38,495
Prepaid expenses and other	2,221	1,685	3,330
Current assets of discontinued operations	80	89	108

Total current assets	57,276	54,975	56,118

Property and equipment:
Property and equipment	158,329	155,002	151,766
Less accumulated depreciation	(47,600)	(45,399)	(45,473)

Property and equipment, net	110,729	109,603	106,293

Property under capital leases:
Property under capital leases	5,978	5,936	6,064
Less accumulated amortization	(3,235)	(3,215)	(3,213)

Property under capital leases, net	2,743	2,721	2,851

Goodwill	21,003	20,651	16,895
Other assets and deferred charges	5,349	5,456	4,068

Total assets	$197,100	$193,406	$186,225

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$5,799	$4,047	$3,451
Accounts payable	37,068	36,608	34,481
Dividends payable	4,059	—	3,828
Accrued liabilities	16,637	18,154	15,962
Accrued income taxes	2,560	1,164	927
Long-term debt due within one year	2,509	1,975	3,173
Obligations under capital leases due within one year	322	326	345
Current liabilities of discontinued operations	24	26	44

Total current liabilities	68,978	62,300	62,211

Long-term debt	42,956	44,070	45,486
Long-term obligations under capital leases	3,040	3,009	3,211
Deferred income taxes and other	7,735	7,862	6,902
Redeemable noncontrolling interest	456	404	423

Commitments and contingencies

Equity:
Common stock	339	342	348
Capital in excess of par value	3,625	3,692	3,450
Retained earnings	65,463	68,691	60,330
Accumulated other comprehensive income (loss)	(463)	(1,410)	878

Total Walmart shareholders’ equity	68,964	71,315	65,006
Noncontrolling interest	4,971	4,446	2,986

Total equity	73,935	75,761	67,992

Total liabilities and equity	$197,100	$193,406	$186,225

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended
	April 30,
(Amounts in millions)	2012	2011
Cash flows from operating activities:
Consolidated net income	$3,894	$3,550
Loss from discontinued operations, net of tax	—	28

Income from continuing operations	3,894	3,578
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	2,106	1,985
Deferred income taxes	(149)	220
Other	(413)	(429)
Changes in certain assets and liabilities, net of effects of acquisitions:
Accounts receivable	494	341
Inventories	(150)	(1,713)
Accounts payable	(21)	205
Accrued liabilities	(1,714)	(2,976)
Accrued taxes	1,387	763

Net cash provided by operating activities	5,434	1,974

Cash flows from investing activities:
Payments for property and equipment	(2,375)	(2,389)
Proceeds from disposal of property and equipment	50	94
Other investing activities	(111)	426

Net cash used in investing activities	(2,436)	(1,869)

Cash flows from financing activities:
Net change in short-term borrowings	1,763	2,428
Proceeds from issuance of long-term debt	5	4,921
Payment of long-term debt	(545)	(2,057)
Dividends paid	(1,352)	(1,274)
Purchase of Company stock	(1,589)	(2,129)
Other financing activities	(89)	(223)

Net cash provided by (used in) financing activities	(1,807)	1,666

Effect of exchange rates on cash and cash equivalents	376	234

Net increase in cash and cash equivalents	1,567	2,005
Cash and cash equivalents at beginning of year	6,550	7,395

Cash and cash equivalents at end of period	$8,117	$9,400

Wal-Mart Stores, Inc.

Reconciliations of and Other Information Regarding Non-GAAP Financial Measures

(Unaudited)

(In millions, except per share data)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most nearly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Free Cash Flow

We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $3.1 billion and negative $415 million for the quarters ended April 30, 2012 and 2011, respectively.

Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by other companies to calculate their free cash flow before comparing our free cash flow to that of such other companies.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash provided by financing activities.

	For the Three Months Ended
	April 30,
(Amounts in millions)	2012	2011
Net cash provided by operating activities	$5,434	$1,974
Payments for property and equipment	(2,375)	(2,389)

Free cash flow	$3,059	$(415)

Net cash used in investing activities	$(2,436)	$(1,869)

Net cash provided by (used in) financing activities	$(1,807)	$1,666

Calculation of Return on Investment and Return on Assets

Management believes return on investment (“ROI”) is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with any possible short-term impacts.

ROI was 18.1 percent and 18.5 percent for the trailing 12 months ended April 30, 2012 and 2011, respectively.

We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the fiscal year or trailing twelve months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets of continuing operations plus average accumulated depreciation and average amortization less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing twelve months multiplied by a factor of eight.

ROI is considered a non-GAAP financial measure. We consider return on assets (“ROA”) to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to ROI as we calculate that financial measure. ROI differs from ROA (which is income from continuing operations for the fiscal year or trailing 12 months divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets from continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.

Although ROI is a standard financial metric, numerous methods exist for calculating a company’s ROI. As a result, the method used by management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge you to understand the methods used by other companies to calculate their ROI before comparing our ROI to that of such other companies.

The calculation of ROI along with a reconciliation to the calculation of ROA, the most comparable GAAP financial measurement, is as follows:

Wal-Mart Stores, Inc.

Return on Investment and Return on Assets

	Trailing Twelve Months Ended
	April 30,
(Dollar amounts in millions)	2012	2011
CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income	$27,049	$25,701
+ Interest income	157	194
+ Depreciation and amortization	8,251	7,762
+ Rent	2,515	2,002

= Adjusted operating income	$37,972	$35,659

Denominator
Average total assets of continuing operations[1]	$191,569	$180,016
+ Average accumulated depreciation and amortization[1]	49,761	45,641
- Average accounts payable[1]	35,775	32,927
- Average accrued liabilities[1]	16,300	15,790
+ Rent * 8	20,120	16,016

= Average invested capital	$209,375	$192,956

Return on investment (ROI)	18.1%	18.5%

CALCULATION OF RETURN ON ASSETS
Numerator
Income from continuing operations	$16,770	$16,093

Denominator
Average total assets of continuing operations[1]	$191,569	$180,016

Return on assets (ROA)	8.8%	8.9%

	As of April 30,
Certain Balance Sheet Data	2012	2011	2010
Total assets of continuing operations[2]	$197,020	$186,117	173,914
Accumulated depreciation and amortization	50,835	48,686	42,596
Accounts payable	37,068	34,481	31,372
Accrued liabilities	16,638	15,962	15,617

1	The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.
2	Total assets of continuing operations as of April 30, 2012, 2011 and 2010 in the table above exclude assets of discontinued operations that are reflected in the Company’s Consolidated Balance Sheets of $80 million, $108 million and $129 million, respectively.

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